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                                                                      EXHIBIT 12

                       CROWN CASTLE INTERNATIONAL CORP.
            COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                            (DOLLARS IN THOUSANDS)

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
                                                                                                                NINE MONTHS ENDED
                                                                YEARS ENDED DECEMBER 31,                           SEPTEMBER 30,
                                          ------------------------------------------------------------------------------------------
                                           1998         1999        2000          2001            2002        2002        2003
                                           ----         ----        ----          ----            ----        ----        ----
Computation of Earnings:
  Income (loss) before income taxes,
   minority interests and cumulative
   effect of change in accounting
   principle                              $(35,747)    $(91,316)    $(203,819)    $(350,995)    $(262,743)  $(235,522)    $(234,734)
  Add:
    Fixed charges (as computed below)       32,296      126,675       271,994       329,482       350,593     254,862       252,019
    Equity in losses (earnings) of
     unconsolidated affiliate               (2,055)          --            --            --            --          --            --
                                          --------     --------     ---------     ---------     ---------   ---------     ---------
                                          $ (5,506)    $ 35,359     $  68,175     $ (21,513)    $  87,850   $  19,340     $  17,285
                                          ========     ========     =========     =========     =========   =========     =========

Computation of Fixed Charges:
  Interest expense                        $ 11,179     $ 60,971     $ 160,291     $ 205,691     $ 208,003   $ 155,975     $ 160,195
  Amortization of deferred financing
   costs, discounts on long-term debt
   and dividends on preferred stock         17,910       49,937        81,003        91,753        94,567      74,859        55,807
  Interest component of operating lease
   expense                                   3,207       15,767        30,700        32,038        48,023      24,028        36,017
                                          --------     --------     ---------     ---------     ---------   ---------     ---------
    Fixed charges                         $ 32,296     $126,675     $ 271,994     $ 329,482     $ 350,593   $ 254,862     $ 252,019
                                          ========     ========     =========     =========     =========   =========     =========
Ratio of Earnings to Fixed Charges              --           --            --            --            --          --            --
                                          ========     ========     =========     =========     =========   =========     =========
Deficiency of Earnings to Cover Fixed
 Charges                                  $ 37,802     $ 91,316     $ 203,819     $ 350,995     $ 262,743   $ 235,522     $ 234,734
                                          ========     ========     =========     =========     =========   =========     =========
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